Exhibit 99.1

Crocs, Inc. Revises Third Quarter 2011 Revenue and Earnings Guidance

NIWOT, Colo.--(BUSINESS WIRE)--October 17, 2011--Crocs, Inc. (NASDAQ: CROX) today revised its revenue and earnings guidance for the third quarter ended September 30, 2011.

For the third quarter of 2011, the Company now expects revenue to be in the range of $273.0 to $275.0 million, an increase of approximately 27% over the $215.6 million of revenue reported in the third quarter last year. This compares to the Company’s previous guidance for third quarter 2011 revenue of $280.0 million. For the third quarter 2011, the Company now expects diluted earnings per share to be between $0.31 and $0.33 compared to its previous guidance of diluted earnings per share of $0.40.

John McCarvel, President and Chief Executive Officer, stated: “Our business in Asia has continued to perform very well on the strength of our new product introductions. After a very positive response to our spring / summer 2011 product line in the Americas, we experienced some softness in our consumer direct channel in kiosk and outlet locations. Gross margins on a consolidated basis were slightly lower in the quarter than our initial expectations driven in part by lower direct sales as a percentage of total revenue.

“While we are disappointed with this guidance revision, we are very pleased with our year-to-date performance and believe that the Crocs brand has never been stronger,” continued Mr. McCarvel. “We remain focused on further penetrating new footwear categories and committed to building our market presence during the fall and holiday seasons. Looking ahead, based on current trends, we believe that fourth quarter revenue will grow in the low teen range on a percentage basis over the same period a year ago.”

The Company also announced that its backlog at September 30, 2011 was approximately $297 million an increase of about 30% compared to the same period a year ago.

Mr. McCarvel concluded, “We are very pleased with the 30% increase in our wholesale backlog at the end of the third quarter which comes on top of a 37% increase a year ago. Building on recent product successes, we are expanding our translucent, Crocs chameleon, and sneaker collections as we head into Spring 2012. Impacted by macro economic headwinds in Europe, growth in our European business has slowed in Q3 and Q4 and is also evident in our spring/summer backlog for 2012. The solid backlog growth rate in Americas and Asia, provides key long-term building blocks to benefit from our increasing product breadth. In addition, our balance sheet remains healthy with record levels of cash and quarter end inventory levels that are projected to be down slightly on a sequential basis.”

Crocs will report full third quarter 2011 financial results on Thursday, October 27, 2011.

About Crocs, Inc.

A world leader in innovative casual footwear for men, women and children, Crocs, Inc. (NASDAQ: CROX), offers several distinct shoe collections with more than 250 styles to suit every lifestyle. As lighthearted as they are lightweight, Crocs(TM) footwear provides profound comfort and support for any occasion and every season. All Crocs(TM) branded shoes feature Croslite(TM) material, a proprietary, revolutionary technology that produces soft, non-marking, and odor-resistant shoes that conform to your feet.

Crocs(TM) products are sold in 90 countries. Every day, millions of Crocs(TM) shoe lovers around the world enjoy the exceptional form, function, versatility and feel-good qualities of these shoes while at work, school and play.

Visit www.crocs.com for additional information.

Forward-looking statements

The matters regarding the future discussed in this news release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding future revenue and earnings; backlog and future orders; prospects and product pipeline. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: macroeconomic issues, including, but not limited to, the current global financial conditions; the effect of competition in our industry; our ability to effectively manage our future growth or declines in revenue; changing fashion trends; our ability to maintain and expand revenues and gross margin; our ability to accurately forecast consumer demand for our products; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights; the effect of potential adverse currency exchange rate fluctuations and other international operating risks; our ability to open and operate additional retail locations; and other factors described in our most recent annual report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT:
Investor:
Crocs, Inc.
Kevin Kim, 303-848-7000
kkim@crocs.com
or
ICR, Inc.
Brendon Frey, 203-682-8200
brendon.frey@icrinc.com
or
Media:
Crocs, Inc.
Shelley Weibel, 303-848-7000
sweibel@crocs.com